Exhibit 99.1

TerraVolt Holdings Secures Option on 1,077-Acre Site in Idaho for 240 MW Gas-Powered Data Center Campus

The proposed master-planned digital infrastructure campus development is planned to feature direct access to Williams’ Northwest Pipeline, firm gas supply, dedicated behind-the-meter power designed to operate independently of the local electric grid, and a requirement for data center companies to utilize cooling technologies with low water usage that protect local water resources.

TUSTIN, CA – October 30, 2026 – TerraVolt Holdings, Inc. (OTCQB: GEDC) (“TerraVolt” or the “Company”), an infrastructure developer specializing in powered land solutions for the data center industry, announced today that it has executed option agreements to purchase 1,077 acres in Cassia County, Idaho, outside the town of Declo.

TerraVolt intends to develop the site as a master-planned, behind-the-meter digital infrastructure campus designed to support an initial 240 megawatts (MW) of dedicated on-site power generation. The property is zoned for Multiple-Use and situated along State Highway 81 near Interstate 84, long-haul fiber routes, and the Williams Northwest Pipeline. The planned capacity is supported by TerraVolt’s previously-announced firm natural gas supply agreement of 55,000 MMBtu per day.

By developing on-site, islanded power generation, TerraVolt’s campus is designed to avoid utility interconnection queue delays and offer a significantly reduced time-to-power schedule for hyperscale and neocloud operators, while insulating local residential and commercial ratepayers from electrical grid strain or rate increases.

Water stewardship will be a core tenet of the campus. TerraVolt intends to require cooling technologies with low water usage, such as closed-loop cooling, for any data center developed on the property and to make that requirement a condition of each site sale. These systems are designed to minimize or eliminate the evaporative water loss of conventional cooling towers, which is expected to limit ongoing campus water use primarily to domestic needs and fire protection.

“These option agreements secure site control, allowing our team to advance land use plans, environmental due diligence, power plant, electrical distribution, and water treatment system designs, and county and state permitting,” said Joel Stone, Chairman and CEO of TerraVolt Holdings. “By pairing a strategic, expansive land parcel directly with firm gas supply and pipeline access, we are addressing the single largest bottleneck in the digital economy: the multi-year wait for large-load grid interconnections. We look forward to working closely with Cassia County officials and the local community to deliver responsible, long-term industrial tax base growth without impacting local power rates or the agricultural water the region depends on. That is why every building on this campus will be required to use cooling technologies with low water usage.”

Following entitlements and civil development, TerraVolt plans to sell shovel-ready building sites to data center operators and provide them with power, fiber, potable and fire-protection water, wastewater treatment, and other site services under a long-term infrastructure services agreement.

About TerraVolt Holdings, Inc.

TerraVolt Holdings, Inc. is an infrastructure developer that intends to deliver large-scale, powered land campuses for the digital economy. TerraVolt’s business model is to de-risk the expansion lifecycle for hyperscalers, neoclouds, and colocation developers by acquiring strategically-located parcels adjacent to major natural gas transmission pipelines and high-capacity fiber routes. By designing dedicated, behind-the-meter generation stacks and self-sustaining data center campuses around low-water-use cooling technologies, TerraVolt provides construction-ready building sites with rapid time-to-power, backed by long-term master infrastructure and energy services agreements. For more information, visit www.terravoltholdings.com.

Media & Investor Relations Contact: Michael Campbell, SVP Corporate Development, email: mc@terravoltholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “estimates,” and similar expressions identify forward-looking statements. These statements include, but are not limited to, the Company’s ability to exercise its purchase option, complete environmental due diligence, secure necessary state and local zoning, environmental, and development permits, obtain financing for the land purchase and campus development, negotiate definitive offtake and infrastructure service agreements, complete on-site microgrid and utility construction, and manage equipment lead times (including turbines, reciprocating engines, switchgear, and transformers) and gas supply dynamics. These statements are subject to risks and uncertainties that could cause actual results to differ materially from historical performance or current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect new information, subsequent events, or circumstances, except as required by law.